Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS 2014 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Palo Alto, CA – March 12, 2015 – Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced its financial results for the fourth quarter and year ended December 31, 2014.

“2014 was a significant year for Anacor.  Our first drug, KERYDIN®, was approved by the FDA for the topical treatment of onychomycosis of the toenails.  KERYDIN is the first oxaborole antifungal product approved for use in the United States.  We also entered into an exclusive U.S. agreement with Sandoz Inc. to commercialize KERYDIN, which was launched in September through its branded dermatology division, PharmaDerm,” said Paul L. Berns, Chairman and Chief Executive Officer of Anacor.  “In addition, we initiated the pivotal Phase 3 studies of AN2728 for the treatment of mild-to-moderate atopic dermatitis in children and adults in the first quarter of 2014.  The studies have been enrolling well, and we currently expect to announce top-line data in the third quarter of 2015.  We believe that Anacor is well positioned and look forward to the opportunity to continue to create long-term value for our stakeholders.”

Recent Highlights and Developments

•                  On September 22, 2014, we announced the U.S. launch of our first FDA-approved drug, KERYDIN (tavaborole) topical solution, 5%, by Sandoz Inc. (“Sandoz”), a Novartis company.  KERYDIN is the first oxaborole antifungal indicated for the topical treatment of onychomycosis of the toenails, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States, according to Podiatry Today.

o                We received two upfront payments totaling $40.0 million during the third quarter of 2014 and a payment of $25.0 million in early 2015 from Sandoz pursuant to the distribution and commercialization agreement we entered into in July 2014.  Under the agreement, we are entitled to 50% of the gross profits accrued by Sandoz on sales of KERYDIN, except that for 2016 we are entitled to cumulative minimum gross profit sharing payments of $45.0 million, and in 2015 we start receiving gross profit-sharing payments after the first $50.0 million of gross profits have been accrued by Sandoz.

•                  We are continuing to enroll patients in the pivotal Phase 3 studies of AN2728, our lead product development candidate, which is an investigational non-steroidal topical PDE-4 inhibitor for the potential treatment of mild-to-moderate atopic dermatitis in children and adults.  Atopic dermatitis is a chronic rash characterized by inflammation and itch.  Approximately 18 to 25 million people in the United States have atopic dermatitis, and approximately 8% to 18% of all infants and children are affected by the disease.

o                We plan to enroll approximately 750 patients in each of two Phase 3 clinical trials of AN2728 for mild-to-moderate atopic dermatitis.

o                We currently expect top-line data from the Phase 3 studies in the third quarter of 2015.

o                In January 2015, we announced that we completed two two-year rodent carcinogenicity studies for AN2728 and that neither study identified any evidence of AN2728-related malignancies.

•                 On October 16, 2014, we issued and sold $90.5 million aggregate principal amount of 2.00% Convertible Senior Notes due 2021 in a Rule 144A offering and concurrent private placement.  This included $7.5 million of Convertible Notes issued upon the exercise in full of the over-allotment option granted to the initial purchasers in the Rule 144A offering and $8.0 million of Convertible Notes sold in the private placement to certain funds affiliated with Venrock Associates, an affiliate of Anacor.  We received total net proceeds from the sale of the Convertible Notes of approximately $87.6 million, after deducting the initial purchasers’ fees, and we used approximately $30.8 million of such net proceeds to repay in full and terminate our loan facility.  We intend to use the remaining net proceeds for general corporate purposes.

Selected Financial Results for the Quarter and Year ended December 31, 2014

Research contracts revenue for the fourth quarter of 2014 was $3.2 million, compared to $8.5 million for the comparable period in 2013.  Research contracts revenue for 2014 was $13.1 million compared to $17.2 million in 2013.  The decrease from 2013, for both the quarter and the year, was primarily due to the recognition of $4.8 million of revenue remaining under our agreement with Medicis Pharmaceutical Corporation (“Medicis”) in the fourth quarter of 2013 as a result of the termination of that agreement in October 2013 and decreases in revenues under our collaborations with Eli Lilly and Company and GlaxoSmithKline LLC, partially offset by increases in revenues related to our research contract with the United States Department of Defense, Defense Threat Reduction Agency and certain other agreements with not-for-profit organizations for neglected diseases.

Distribution and commercialization agreement revenue for the fourth quarter of 2014 was $6.5 million and included $4.7 million of revenue related to gross profits accrued by Sandoz on sales of KERYDIN through December 31, 2014, $1.0 million from product sales of KERYDIN to Sandoz and $0.8 million of amortization relating to the $40.0 million in total upfront payments made to us by Sandoz in 2014.  Distribution and commercialization agreement revenues were $7.6 million for 2014 and included $4.7 million of revenue related to gross profits accrued by Sandoz on sales of KERYDIN through December 31, 2014, $1.4 million from product sales of KERYDIN to Sandoz and $1.4 million of amortization relating to the $40.0 million in total upfront payments made to us by Sandoz in 2014.

Research and development expenses for the fourth quarter of 2014 were $17.8 million, compared to $12.8 million for the comparable period in 2013.  Research and development expenses for 2014 were $72.5 million, compared to $46.6 million in 2013.  The increased expenses for both the quarter and the year were primarily due to increased clinical trial and drug development activities related to our AN2728 development program.

Selling, general and administrative expenses for the fourth quarter of 2014 were $8.3 million, compared to $4.0 million for the comparable period in 2013.  The increase was primarily due to increases of $1.3 million in salaries and benefits for additional personnel and $1.5 million in stock-based compensation expense.  Selling, general and administrative expenses were $31.4 million for 2014 compared to $20.7 million for 2013.  The increase from 2013 was primarily due to increases of $4.8 million in stock-based compensation expense, $3.3 million in salaries and benefits mainly due to additional personnel, $4.3 million in sales, marketing and compliance activities for KERYDIN and market research activities for AN2728, $3.7 million in other stock-based compensation and severance costs and $1.9 million of other expenses, partially offset by a reduction of $7.3 million in legal fees in 2014 as compared to 2013 primarily due to the completion of our legal proceedings with Valeant Pharmaceuticals International, Inc. and Medicis in late 2013.

Cash, cash equivalents and investments totaled $191.6 million at December 31, 2014, compared to $166.8 million at December 31, 2013.  Balances at December 31, 2014 and 2013 include short-term and long-term investments, as well as $3.7 million and $4.6 million of restricted investments, respectively.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss Anacor’s financial results and recent developments. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States.  In September 2014, PharmaDerm launched KERYDIN in the United States. Anacor’s lead product candidate is AN2728, an investigational non-steroidal topical PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and AN2728, Anacor has discovered three investigational compounds that it has out-licensed for further development. The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis (HAT, or sleeping sickness).  The third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development. These include AN3365, an investigational Gram-negative antibiotic, and certain other wholly-owned investigational product candidates. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, the safety and efficacy of Anacor’s approved product and product candidates, the timing of the potential approval of Anacor’s product candidates, the commercial success of Anacor’s approved product and the timing and potential commercial success of Anacor’s product candidates.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law.  These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements:  the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues or delays arising during the course of Anacor’s Phase 3 pivotal studies or other studies relating to AN2728; any delay or failure by the U.S. Food and Drug Administration to approve AN2728; Anacor’s ability to timely and successfully launch, either alone or with a partner, AN2728, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

ANACOR PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(audited)
Revenues:
Research contracts	$3,158	$8,485	$13,136	$17,228
Distribution and commercialization agreement	6,484	—	7,550	—
Total revenues	9,642	8,485	20,686	17,228

Operating expenses (income):
Cost of goods sold (1)	595	—	797	—
Research and development (1)	17,776	12,796	72,493	46,561
Selling, general and administrative (1)	8,262	4,039	31,392	20,650
Trademark agreement	—	—	6,800	—
Litigation settlement gain	—	(142,500)	—	(142,500)
Total operating expenses (income)	26,633	(125,665)	111,482	(75,289)

Income (loss) from operations	(16,991)	134,150	(90,796)	92,517
Interest income	131	12	320	55
Interest expense	(1,239)	(1,102)	(4,517)	(4,051)
Loss on early extinguishment of debt	(2,221)	—	(2,221)	(1,381)
Other expense	(62)	(606)	(190)	(669)
Income (loss) before provision for (benefit from) income taxes	(20,382)	132,454	(97,404)	86,471
Provision for (benefit from) income taxes	(10,258)	1,706	(10,258)	1,706
Net income (loss)	$(10,124)	$130,748	$(87,146)	$84,765
Net income (loss) per common share:
Basic	$(0.24)	$3.19	$(2.06)	$2.16
Diluted	$(0.24)	$3.01	$(2.06)	$2.10
Weighted-average number of shares and equivalent shares:
Basic	42,980,145	40,935,760	42,243,529	39,178,289
Diluted	42,980,145	43,462,725	42,243,529	40,320,187

(1) Includes the following stock-based compensation expenses:

Cost of goods sold	$35	$—	$44	$—
Research and development expenses	$1,314	$860	$5,167	$2,770
Selling, general and administrative expenses	$2,071	$570	$9,813	$1,963

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,
	2014	2013
	(audited)	(audited)
Cash, cash equivalents and investments (1)	$191,635	$166,815
Notes payable	—	28,018
Convertible senior notes (2)	59,969	—
Accumulated deficit	(217,592)	(130,446)
Total stockholders’ equity	78,832	121,432

(1)	Investment balances at December 31, 2014 and December 31, 2013 include short-term and long-term investments, as well as $3.7 million and $4.6 million of restricted investments, respectively.
(2)

The Company separately accounts for the debt and equity components of the 2.00% Convertible Senior Notes due 2021. At December 31, 2014, the net carrying amount of the liability component was $60.0 million, and the unamortized discount on the liability component was $30.5 million. The aggregate principal amount of the Convertible Senior Notes was $90.5 million.

Company Contacts:

Geoff Parker

Executive Vice President and Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575